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                                                        Freedom Chemical Diamalt

Translation of the Employment Contract of Dr. Wolf as President of the Company

Between:          Freedom Chemical Diamalt GmbH
                  Georg-Reismuller-Strasse 32
                  80999 Munchen

                  hereinafter called "the company"

and               Dr. Helmut Wolf
                  Am Herrenholz 61
                  85830 Neukeferloh

                  hereinafter called "the President"

the following

                        Employment Contract as President

is concluded:

1     Tasks and Duties

1.1 Dr. Wolf is the President of the company with sole power of representation and with the responsibility for the operating business in agreement with the management and financial policy and the budget of the company. He represents the company and leads the business according to the directions of the shareholders and the legal provisions.

1.2 The shareholders can appoint also additional Presidents and can regulate the duties and responsibilities between them.

1.3 The President will look after his compulsory duties in exercising the due diligence of a qualified businessman, protecting the interests of the company.

1.4 The President will exclusively dedicate his full working power and his knowledge and experience to

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      the company. Side-activities, paid or unpaid, require the written approval of the company.

      At present, the President holds leading positions for some other closely connected companies, but without the right for a special or additional remuneration for these. These positions are connected to the continuance of this employment contract with the exception of the Presidentship of Lyomark GmbH.

1.5   Apart from ordinary passed resolutions by the shareholders for the distribution of profits, the President is not authorized to withdraw profits or to give away money or other advantages to his own benefit or to the benefit of shareholders, other Presidents/Vice Presidents or closely connected persons or companies.

1.6 If and when required, the President will also be available for special tasks and assistance for the strategic development of the FCC Group.

2     Beginning of the contract and termination

2.1 This contract begins on January 1, 1996, and is concluded for an indefinite time. Notice period is 6 months to the end of a calendar quarter.

2.2 The Termination requires written form for both parties. Termination by the company requires in addition the written submittal of a corresponding decision of the shareholders.

2.3 A removal from office by a decision of the shareholders is possible at any time. In this case the contract is terminated to the next possible date (see 2.1).

2.4 The contract ends at the latest without giving notice at the end of the year in which the President completes his 65th year of age.

2.5 The right of the company to terminate the contract without notice for reasons of serious personal lapse is not affected by the above. The contract also ends at the date when the company discontinues its activities.


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2.6   In the case of an end of this contract, the former employment contract of the President as Head of the Business Unit Pharmorganics, dated February 21, 1995, will not revive.

3     Remuneration

3.1 For his activities according to paragraph 1. of this contract, the President will get an annual base gross salary of DM 255.008, - and of DM 273.000, - as from September 1, 1996. It will be paid out, after the deduction of taxes etc., 13 times per year at the end of each calendar month, whereby the 13th rate is paid at the end of November. This annual gross salary is subject to a review every year.

3.2 In addition, a bonus will be paid to the President according to the Incentive Program of the company and depending from the company's Profit (EBITDA). The bonus also depends from the achievement of the yearly agreed personal goals and objectives of the President. The Incentive Target is 50%.


      If the President leaves the company during the run of a calendar year, the bonus is only paid on a pro-rata basis.

4     Payments in cases of sickness, accident or death

4.1 In the case of a temporary disablement of the President, the salary will continue to be paid for 3 months, deducted by the amount which will be paid by the health insurance.

      However, the payment of the salary will only be paid until the end of this contract. If the disablement is longer than 3 months, the bonus will not be paid for the time thereafter.

4.2 If the President dies during the validity of this contract, his widow and his legitimate children, who are not older than 25 years and still in training, will get altogether the salary according to paragraph 3.1. of this contract for the month of death and the following 3 months.


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5     Vacation

      The President is entitled to 30 working days of vacation. The intended holidays have to meet with the interests of the company and should be taken only in agreement with other (Vice) Presidents or the shareholders.

6     Other Benefits

6.1 For his activities in the framework of this contract, a company car is provided for the President also for private use according to the company's Car Policy, a company car contract and the legal/tax provisions.

6.2 Expenses and costs which accrue from the activities of the President for the company will be reimbursed by the company according to the tax regulations. These costs have to be supported by documentary evidence.

6.3 The President participates in the company's Pension Scheme according to the collective bargaining agreement of the Diamalt GmbH of December 12, 1988 and the legal provisions. The pension accrued until November 30, 1994 will be paid by the insolvency insurance company, as from December 1, 1995 the company is responsible.

7     Obligation to Secrecy

      The President is obliged to maintain secrecy to all affairs concerning the business, i.e., suppliers, clients, calculations, book-closing reports, balance sheets and patents. He will take care that confidential papers and documents of the company do not become public. This obligation also continues after his retirement from office.

8     Records


      When retiring from office, the President is obligated to hand over to the company immediately all papers, correspondence, writings, drafts, etc., concerning the business and still being in his


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      possession. The President has no right of detention of such documents.

9     Final Provisions

9.1 If one of the provisions of this contract should be or become invalid, the validity of the other contractual provisions is not affected by this. The parties are obligated to replace the invalid provision by a valid one with the goal to achieve the intended economical aim as far as possible.

9.2 All changes and additions to this contract must be drawn up in writing. This is also the case for a change of this provision itself.


Munich, November 20, 1996

For the Shareholders of FCD:              President
signed:  Dale Smith                       Signed:  Helmut Wolf


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